UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) : December 2, 2013

ULTRA PETROLEUM CORP.

(Exact name of registrant as specified in its charter)

Yukon Territory, Canada	001-33614	N/A
(State or other jurisdiction	(Commission File Number 001-33614)	(I.R.S. Employer
of incorporation)		Identification No.)

400 N. Sam Houston Parkway East

Suite 1200

Houston, Texas 77060

(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (281) 876-0120

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 — Registrant’s Business and Operations

SECTION 7 — Regulation FD

Item 7.01.	Regulation FD Disclosure.

In accordance with General Instruction B.2. of Form 8-K, the information disclosed in this Item 7.01, including Exhibit 99.1, shall be not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall such information and Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

•	Disclosure of Certain Information

Ultra Petroleum Corp. (the “Company”) is offering the Senior Notes (defined below) pursuant to a preliminary offering memorandum dated as of December 2, 2013 (the “Preliminary Offering Memorandum”). The Preliminary Offering Memorandum contains the following information regarding the Company’s oil and gas reserves:

Proved and Probable Reserves

The following table sets forth our estimated net proved and probable reserves for the years ended December 31, 2012, 2011, and 2010 as estimated by our independent petroleum engineers Netherland, Sewell & Associates, Inc., and our roll-forward and pro forma estimated net proved and probable reserves as of September 30, 2013, prepared by our internal reserve engineers as described below.

Low natural gas and NGL prices at December 31, 2012 reduced the quantity of our reserves by causing the economic limit of our developed wells (the point at which the costs to operate the wells exceeds the value of production, assuming constant prices and costs) to occur earlier than would be the case with higher prices or to render certain undeveloped wells uneconomic, and by reducing the number of proved undeveloped wells we would plan to drill within a five year development horizon because of our reduced capital budget in response to lower prices.

The following table presents data regarding our proved and probable reserves. We estimate that approximately 50% of our pro forma probable reserves are attributable to drilling locations having the same geologic risk as our proved undeveloped reserves, but are classified as probable solely because they are scheduled to be drilled more than five years after the date of the report and so do not fall within the proved category as defined by the Securities and Exchange Commission (“SEC”). The table below also includes our estimated net proved and probable reserves as of December 31, 2012, rolled forward by our Company engineers to September 30, 2013, which is intended to show hypothetically the effects of pricing and timing on our prior December 31, 2012 reserves estimates. The higher prices used in the roll-forward reserve data as of September 30, 2013 changes the economic limit of our wells and causes reserves that were not economic to develop at the lower assumed prices to be included in reserves as economic at the higher assumed prices. The roll-forward reserve data as of September 30, 2013 are based on methodology that is largely mechanical in nature and includes estimates that have not been technically reengineered and do not reflect changes in our proved reserves that would result if we increased our capital budget to drill more of our proved undeveloped reserves within the five year period following the date of the reserve report. The estimated net proved and probable reserves data as of September 30, 2013 prepared by our Company engineers were prepared in the following manner:

•	commodity prices and costs were updated for the SEC prices and costs as of September 30, 2013;
•	reserves for proved producing wells were reduced for production for the period from January 1, 2013 to September 30, 2013;
•	wells completed and commencing production and wells drilled to total depth or completed but not commencing production between December 31, 2012 and September 30, 2013, were moved to proved developed reserves or proved undeveloped reserves, respectively;
•	the starting dates for wells brought on to production on or before September 30, 2013 were updated from the estimates in the December 31, 2012 reserve report;
•	future drilling capital expenditures for wells drilled to total depth and completion capital for wells completed during the period from January 1, 2013 to September 30, 2013 were removed from the related future net revenues;
•	reserves attributable to certain probable wells that were not economic under December 31, 2012 prices and wells producing or drilled to total depth on or before September 30, 2013 that were in each case not previously included in the December 31, 2012 reserve report were included based upon estimates of the Company engineers; and
•	reserves attributable to wells included in the probable category at December 31, 2012 that are anticipated to be drilled in the five years after September 30, 2013 assuming the same capital budget used to prepare the December 31, 2012 reserve report were moved to the proved category.

The roll-forward methodology does not include any revision of prior reserves estimates based on evaluation of engineering or geological data or well performance that may have become available or relate to periods or events after December 31, 2012. Accordingly, these roll-forward reserves data are not representative of estimates of reserves as of September 30, 2013 presented in a fully engineered reserve report prepared as of such date. Estimates of probable reserves are more likely to be revised downward than estimates of proved reserves.

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	September 30, 2013		December 31,
	Pro Forma(1)	Roll Forward(2)	2012	2011	2010
	($ amount in thousands)
Proved Reserves
Developed:
Natural gas (MMcf)	1,883,892	1,883,892	1,820,994	1,973,391	1,678,697
Oil (MBbl)	21,061	10,889	10,531	11,794	11,013
Undeveloped:
Natural gas (MMcf)	1,389,329	1,389,329	1,145,451	2,805,163	2,521,458
Oil (MBbl)	37,121	9,683	7,606	21,287	20,671
Total Proved Reserves (MMcfe)(3)	3,622,313	3,396,653	3,075,267	4,977,040	4,390,257

Standardized measure of discounted future net cash flows, before income taxes (“PV-10 Value”)(4)	$4,568,124	$3,718,427	$2,263,259	$5,296,964	$4,993,576

Standardized measure	$3,402,104	$2,744,435	$1,894,317	$3,796,056	$3,525,568

Probable Reserves
Natural gas (MMcf)	4,713,830	4,713,830	1,529,258	4,016,206	4,782,936
Oil (MBbl)	88,966	35,773	10,252	29,266	31,972
Total Probable Reserves (MMcfe)	5,247,626	4,928,468	1,590,770	4,191,802	4,974,768

PV-10 Value(4)(5)	$2,236,022	$1,686,827	$383,138	$1,722,136	$1,794,742
PV-10 Value (after income taxes)(4)(5)	$1,434,422	$1,079,093	$249,040	$1,103,889	$1,157,608

Calculated average price used in estimates(6)
Gas ($/Mcf)	$3.48	$3.48	$2.63	$4.04	$4.05
Oil ($/Bbl)	$82.45	$88.33	$87.85	$88.19	$68.93

(1)	Represents our estimated net proved and probable reserves calculated on a roll-forward basis as described in note (2) below plus the estimated net proved and probable reserves as estimated by our internal engineers related to the Uinta Basin acquisition as if such acquisition had closed on September 30, 2013.

(2)	Represents our estimated net proved and probable reserves at December 31, 2012, rolled forward by our Company engineers to September 30, 2013, prepared in the manner described above this table. This roll-forward methodology is largely mechanical in nature and intended to show hypothetically the effects of pricing and timing on our prior December 31, 2012 reserves estimates. The roll-forward methodology does not include any revision of prior reserves estimates based on evaluation of engineering or geological data or well performance that may have become available or relate to periods or events after December 31, 2012. Accordingly, these roll-forward reserves data are not representative of estimates of reserves as of September 30, 2013 presented in a fully engineered reserve report prepared as of such date.
(3)	Oil and condensate are converted to natural gas at the ratio of one barrel of oil or condensate to six Mcf of natural gas. This conversion ratio, which is typically used in the oil and gas industry, represents the approximate energy equivalent of a barrel of oil or condensate to an Mcf of natural gas. The sales price of one barrel of oil or condensate has been much higher than the sales price of six Mcf of natural gas over the last several years, so a six to one conversion ratio does not represent the economic equivalency of six Mcf of natural gas to one barrel of oil or condensate.
(4)	PV-10 Value is a non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures” below.
(5)	GAAP does not recognize probable reserves for Standardized Measure so a reconciliation of PV-10 Value for probable reserves to a corresponding GAAP measure is not possible. PV-10 Value (after income taxes) is shown using the same after-tax methodology applicable to Standardized Measure.
(6)	Reflects oil and natural gas spot prices based on the average price during the 12-month period before the date of the estimate determined as an unweighted, arithmetic average of the first day of the month price for each month in the period.

The estimates of probable reserves set forth above are inherently imprecise. An estimated quantity of probable reserves is an estimate of reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered. Estimates of probable reserves are also continually subject to revisions based on production history, results of additional exploration and development, price changes and other factors.

Our roll-forward methodology is largely mechanical in nature and intended to show hypothetically the effects of pricing and timing on our prior December 31, 2012 reserves estimates. The roll-forward data was prepared by our internal engineers using our December 31, 2012 reserves estimates and does not include any revision of those prior reserves estimates based on evaluation of engineering or geological data or well performance that may have become available or relate to periods or events after December 31, 2012. These revisions would be made in a fully engineered reserves report. Some of these revisions could negatively impact our reserves estimates and the related PV-10 Value. Accordingly, such roll-forward data should not be viewed as a substitute for data derived from a fully engineered reserve estimates as of September 30, 2013.

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Reconciliation of Non-GAAP Financial Measures. PV-10 Value of proved reserves is a computation of the standardized measure of discounted future net cash flows attributable to our estimated net proved reserves on a pre-tax basis. PV-10 Value of proved reserves is computed on the same basis as standardized measure but does not include a provision for federal income taxes. PV-10 Value of proved reserves is considered a non-GAAP financial measure under the SEC’s regulations. We believe PV-10 Value to be an important measure for evaluating the relative significance of our oil and natural gas properties. We further believe investors and creditors may utilize our PV-10 Value as a basis for comparison of the relative size and value of our estimated reserves to other companies. PV-10 Value of proved reserves, however, is not a substitute for the standardized measure. Our PV-10 Value and the standardized measure do not purport to present the fair value of our oil and natural gas reserves. GAAP does not recognize probable reserves for standardized measure so a reconciliation of PV-10 Value of probable reserves to a corresponding GAAP measure is not possible.

The table below provides a reconciliation of PV-10 Value of proved reserves to the standardized measure at December 31, 2012 (amounts in millions).

PV-10 of proved reserves	$2,263
Future taxes, discounted at 10%	(369)
Standardized measure	$1,894

•	Update on Hedging

The Company is providing the following update regarding its hedging transactions:

NYMEX	Q4 2013	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Total 2014
Crude Oil Swaps:
Volume (MBbls)	62.0	180.0	182.0	184.0	184.0	730.0
$/Bbls	$92.63	$92.63	$92.63	$92.63	$92.63	$92.63

Natural Gas Swaps:
Volume (Bcf)	12.1	-	20.9	21.2	7.1	49.2
$/MMbtu	$3.54	-	$3.69	$3.69	$3.69	$3.69
$/Mcf	$3.75	-	$3.91	$3.91	$3.91	$3.91

Note: Amounts may not total due to rounding

Item 8.01	Other Information

On December 2, 2013, the Company issued a news release announcing that it intends to offer $400.0 million in aggregate principal amount of senior unsecured notes due 2018 (the “Senior Notes”) pursuant to exemptions from registration under the Securities Act. The Company is filing a copy of the news release as Exhibit 99.1 hereto, which is incorporated by reference into this Item 8.01.

Item 9.01	Regulation FD Disclosure

A.	Exhibits

Exhibit No.	Description
99.1	News Release dated December 2, 2013

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTRA PETROLEUM CORP.

December 2, 2013	By:	/s/ Garrett B. Smith
Name: Garrett B. Smith
Title: Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	News Release dated December 2, 2013